Exhibit 99.1

ROSETTA RESOURCES INC. ANNOUNCES
SECOND QUARTER 2009 RESULTS AND PROVIDES UPDATE ON EMERGING PLAYS

HOUSTON, TEXAS, August 6, 2009 / GLOBENEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the second quarter and the first half of 2009.

Randy Limbacher, Rosetta’s President and CEO, commented, “We are at the half-way mark in a challenging, but exciting year for Rosetta. We are operating effectively and prudently in this environment by optimizing our organic drilling program, divesting non-core properties, and maturing our positions in the prospective Eagle Ford and Bakken plays. These plays have the potential to add significant value for Rosetta shareholders and our progress to date is clear evidence of our commitment to become a resource player. Our priorities continue to be preserving liquidity, protecting against commodity price downside and positioning for the recovery that is inevitable.”

FINANCIAL REVIEW

For the second quarter ended June 30, 2009, Rosetta reported net income of $4 million, or $0.08 per diluted share, a decrease of $35.3 million from net income of $39.3 million, or $0.77 per diluted share, for the same period in 2008.

Production for the second quarter of 2009 averaged 146 MMcfe/d. Daily production was down 6% overall versus the second quarter of 2008; however, average volumes in the Company’s core areas were up approximately 5% versus the same period in 2008.  Revenues for the second quarter of 2009 were $73.6 million compared to $154.5 million for the same period in 2008.  The decrease in revenues was primarily attributable to lower realized gas prices, including hedging of $5.53 per Mcfe versus $10.96 per Mcfe for the same period in 2008. Total revenue in this year’s second quarter includes a benefit of $21.8 million due to the effect of natural gas hedging.

Total lease operating expense ("LOE"), which includes direct LOE, workovers, ad valorem taxes and insurance, was $16.6 million or $1.25 per Mcfe during the second quarter. Direct LOE was $11.6 million or $0.87 per Mcfe, workover costs were $0.9 million or $0.07 per Mcfe, ad valorem taxes were $3.7 million or $0.28 per Mcfe and insurance was $0.4 million or $0.03 per Mcfe. In the quarter, the company reclassified a component of Treating & Transportation to direct LOE in the amount of $0.3 million.  Also, the timing of direct LOE recognition relating to the Constellation South Texas acquisition resulted in incremental direct LOE of $0.7 million in the quarter.  Normalizing for these items would result in total unit LOE of about $1.18 per Mcfe or $0.80 in direct LOE.  Production taxes were $1.8 million or $0.13 per Mcfe and treating and transportation and marketing charges were $1.3 million or $0.10 per Mcfe. Depreciation, depletion and amortization (DD&A) was $28.5 million based on a DD&A rate of $2.14 per Mcfe.

General and administrative costs were $12.6 million or $0.95 per Mcfe for the second quarter, including $1.8 million in non-cash stock compensation expense, and $1.5 million for other non-recurring items. Excluding stock compensation expense and non-recurring items, general and administrative costs were $0.70 per Mcfe.

For the six months ended June 30, 2009, Rosetta reported a net loss of $234.1 million, or a $4.60 loss per diluted share, a decrease of $300.9 million from net income of $66.8 million, or $1.31 per diluted share, for the same period in 2008.  These results include a first quarter non-cash charge of $238.1 million, net of tax, for impairment of oil and gas properties.  Excluding these charges, net income was $4 million, or $0.08 per diluted share.

Production and revenues for the six months ended June 30, 2009 were 153 MMcfe/d and $153 million, respectively, compared to 153 MMcfe/d and $282.8 million in 2008.  Average realized gas prices in 2009, including hedging, decreased to $5.52 per Mcfe from $10.13 per Mcfe in 2008.  Total revenue for the first six months of 2009 included a benefit of $37.2 million due to the effect of natural gas hedging.

For the six months ended June 30, 2009, LOE was $34.6 million or $1.25 per Mcfe.  Direct LOE was $22.3 million or $0.81 per Mcfe, workover costs were $3.3 million or $0.12 per Mcfe, ad valorem taxes were $8.4 million or $0.30 per Mcfe and insurance was $0.6 million or $0.02 per Mcfe.  Production taxes were $3.1 million or $0.11 per Mcfe and treating and transportation and marketing charges were $3.4 million or $0.12 per Mcfe.  Excluding the first quarter non-cash impairment, DD&A was $72.9 million based on a DD&A rate of $2.63 per Mcfe.

General and administrative costs were $21.9 million for the six months ended June 30, 2009 including $2.7 million in non-cash stock compensation expense.

OPERATIONS REVIEW

During the second quarter, the Company drilled six gross and four net wells with a net success rate of 75%. The majority of this drilling activity took place in South Texas in the Company’s Lobo program.

In Rosetta’s core areas, average production volumes increased 5% compared to last year’s second quarter. In South Texas, Rosetta drilled four gross Lobo wells in the second quarter, three being productive, for a 75% success rate. Net production in the South Texas region was 61 MMcfe/d for the quarter, up 2 MMcfe/d compared to the second quarter of 2008. The Company anticipates ramping up capital activity in this area during the second half of 2009.

In the Rockies, net production was 20 MMcfe/d for the second quarter, up 8 MMcfe/d from the second quarter of 2008.  The Company is currently evaluating options to initiate drilling activity on its significant DJ Basin inventory, but has no plans at this time to commence drilling in 2009.

In the Sacramento Basin, average net production from the Basin was 41 MMcfe/d for the quarter, down 3 MMcfe/d versus the prior period.  No wells were drilled in the second quarter, but the Company is now underway on the second phase of a significant recompletion program that is targeting bypassed pay in several zones throughout the Rio Vista Gas Unit.

The Company’s non-core properties in the Gulf of Mexico and Texas State Waters produced a combined 14 MMcfe/d for the quarter.  This is down from 28 MMcfe/d in the second quarter of 2008. These non-core assets are being contemplated for divestiture at some point in the future. In other non-core property activities, the Company generated sale proceeds of $16.1 million in the second quarter. These sales will have a negligible impact on reserves, annual production and acreage positions.

EMERGING PLAY UPDATE

Eagle Ford Shale

The Company made significant progress during the second quarter in advancing its position in the Eagle Ford play. Evaluation of technical data from the Company’s two vertical wells as well as continued regional work was ongoing. In addition, Rosetta increased its acreage position to roughly 35,000 net acres in the play which includes 31,000 net acres fully assigned and 4,000 net acres committed. The majority of the leases are 100% operated working interests. The Company continues to maintain an active, yet selective, leasing program based on favorable geoscience, petrophysical and engineering indicators.

Rosetta commenced horizontal drilling on the Springer Ranch #1H. The well is located in southwest LaSalle County, Texas.  This horizontal well is currently drilling laterally in the Eagle Ford Shale interval at a measured depth of 14,276 feet (10,861 TVD). The well is targeting a lateral length of roughly 4,000 feet.

Additionally, the Company initiated a second Eagle Ford horizontal well, the Gates 05D #9-5H, which is located in northwest Webb County, Texas. This well is currently drilling at a depth of 3,210 feet and is targeting the Eagle Ford Shale interval at approximately 8,000 feet TVD.

Both the Springer Ranch #1H and the Gates 05D #9-5H are operated by Rosetta with a 100% working interest.

Alberta Basin Bakken

In the prospective Alberta Basin Bakken oil play, Rosetta has staked and applied for permits on four vertical well locations in Glacier County, Montana. These wells will target the Bakken Shale formation at a depth of roughly 5,500 feet. Regulatory approval is anticipated by the end of August. The Company plans to drill at least two vertical wells in 2009. The first of these wells will be spud on or around September 1, 2009 and will gather critical data to properly assess the resource potential of the Lodgepole, Bakken and Three Forks intervals.

To date, Rosetta has accumulated roughly 230,000 net acres in this trend.

FINANCING UPDATE

At the end of the second quarter, the Company had approximately $50 million of cash on the balance sheet, up $17 million from the end of the first quarter. The cash build reflects the impact of lower sequential capital spending and divestiture proceeds. During the quarter the Company reduced outstanding debt by $5 million.

On April 9, 2009, the Company entered into an Amended and Restated Senior Revolving Credit Agreement with a maximum credit amount of $600 million from a previous amount of $400 million. The maturity date of the agreement was extended by over two years to July 1, 2012 from April 5, 2010. The borrowing base under the amended and restated agreement was reset to $375 million from a previous amount of $400 million.  The Company also entered into an Amended and Restated Second Lien Term Loan Agreement which extended the maturity date of the term loan from July 7, 2010 to October 2, 2012. We now have $100 million borrowed under the second lien, up from a previous balance of $75 million.

In addition, during the second quarter, Rosetta filed a universal shelf registration statement with the SEC and it has since been declared effective. The Company does not have any stated plans to issue securities, but would consider doing so under certain circumstances, notably to fund an attractive acquisition or to fund follow-on activities in our prospective Eagle Ford and/or Bakken plays.

Hedging Update

The Company's hedge position consists of 52,141 MMBtu/d hedged at an average price of $7.65 per MMBtu for the remainder of 2009, along with 10,000 MMBtu/d for 2010 at an average price of $8.31 per MMBtu. The Company has also entered into costless collar transactions covering 5,000 MMBtu/d of the Company's 2009 production. The costless collars have an average floor price of $8.00 per MMBtu and an average ceiling price of $10.05 per MMBtu.

2009 OUTLOOK

The Company continues to project its organic capital spending level at no more than its internally-generated cash flow.  The majority of the current estimate for 2009 expenditures is earmarked for developmental drilling in the Lobo Trend of South Texas, recompletions in the Sacramento Basin, and exploratory tests in the Eagle Ford Shale and the Bakken Shale.  Currently, the Company expects to spend $115 million of organic capital, which includes a significant Lobo drilling and seismic program ramp in late 2009, lease acquisition and drilling capital in the Eagle Ford, drilling capital in the Bakken, and a multi-well recompletion program in the Sacramento Basin. At this expected level of spending, the Company expects to achieve between 130–140 MMcfe/d of full year production, excluding acquisitions, divestitures, and possible contributions from the Eagle Ford and Bakken programs

“We continue to monitor the environment closely and adjust our activities and programs, as appropriate,” noted Limbacher.  “We are focused on protecting liquidity and optimizing capital to minimize volume impacts.  We are spending on our impact exploratory programs to build value for the future.  And we are staying diligent on the big and small controllable factors that will improve our relative position and allow us to emerge from this downturn as a stronger company.”

Forward-Looking Statements:

All statements, other than statements of historical fact, included in this press release are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the “Company”) and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those herein described. Accordingly, Recipients are cautioned that these forward-looking statements are not guarantees of future performance. Please refer to Company’s risks, uncertainties and assumptions as it discloses from time to time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2008, which can also be found on the Company’s website at www.rosettaresources.com.  The Company undertakes no duty to update the information contained herein except as required by law.

[ROSE: F]

Investor Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Rosetta Resources Inc.

Consolidated Balance Sheet

(In thousands, except share amounts)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,520	$42,855
Restricted cash	-	1,421
Accounts receivable	28,814	41,885
Derivative instruments	41,908	34,742
Prepaid expenses	4,615	5,046
Other current assets	3,483	4,071
Total current assets	128,340	130,020
Oil and natural gas properties, full cost method, of which $22.7 million at June 30, 2009 and $50.3 million at December 31, 2008 were excluded from amortization	1,953,764	1,900,672
Other fixed assets	11,588	9,439
	1,965,352	1,910,111
Accumulated depreciation, depletion, and amortization, including impairment	(1,402,315)	(935,851)
Total property and equipment, net	563,037	974,260
Deferred loan fees	5,829	1,168
Deferred tax asset	180,039	42,652
Other assets	5,703	6,278
Total other assets	191,571	50,098
Total assets	$882,948	$1,154,378

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$153	$2,268
Accrued liabilities	14,188	48,824
Royalties payable	16,126	17,388
Derivative instruments	57	985
Prepayment on gas sales	8,795	19,382
Deferred income taxes	15,590	12,575
Total current liabilities	54,909	101,422
Long-term liabilities:
Derivative instruments	38	-
Long-term debt	298,514	300,000
Asset retirement obligation	30,312	26,584
Total liabilities	383,773	428,006

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2009 or 2008	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 51,163,118 shares and 51,031,481 shares at June 30, 2009 and December 31, 2008, respectively	51	51
Additional paid-in capital	776,502	773,676
Treasury stock, at cost; 181,946 and 155,790 shares at June 30, 2009 and December 31, 2008, respectively	(3,242)	(2,672)
Accumulated other comprehensive income	28,725	24,079
Accumulated deficit	(302,861)	(68,762)
Total stockholders' equity	499,175	726,372
Total liabilities and stockholders' equity	$882,948	$1,154,378

Rosetta Resources Inc.

Consolidated Statement of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Natural gas sales	$67,087	$136,142	$141,311	$248,587
Oil sales	6,463	18,325	11,681	34,213
Total revenues	73,550	154,467	152,992	282,800
Operating Costs and Expenses:
Lease operating expense	16,568	14,174	34,609	27,588
Depreciation, depletion, and amortization	28,499	51,738	72,900	103,152
Impairment of oil and gas properties	-	-	379,462	-
Treating and transportation	1,101	1,539	2,803	2,843
Marketing fees	241	1,016	559	1,764
Production taxes	1,750	5,754	3,074	9,192
General and administrative costs	12,571	13,516	21,944	25,623
Total operating costs and expenses	60,730	87,737	515,351	170,162
Operating income (loss)	12,820	66,730	(362,359)	112,638

Other (income) expense
Interest expense, net of interest capitalized	6,106	4,470	8,641	8,024
Interest income	(25)	(317)	(76)	(556)
Other (income) expense, net	310	(89)	160	(131)
Total other expense	6,391	4,064	8,725	7,337

Income (loss) before provision for income taxes	6,429	62,666	(371,084)	105,301
Provision for income taxes	2,394	23,351	(136,983)	38,497
Net income (loss)	$4,035	$39,315	$(234,101)	$66,804

Earnings (loss) per share:
Basic	$0.08	$0.78	$(4.60)	$1.32
Diluted	$0.08	$0.77	$(4.60)	$1.31

Weighted average shares outstanding:
Basic	50,969	50,585	50,945	50,547
Diluted	51,079	50,961	50,945	50,873

Rosetta Resources Inc.

Consolidated Statement of Cash Flows

(In thousands, except per share amounts)

Unaudited

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities
Net income (loss)	$(234,101)	$66,804
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation, depletion and amortization	72,900	103,152
Impairment of oil and gas properties	379,462	-
Deferred income taxes	(137,131)	38,262
Amortization of deferred loan fees recorded as interest expense	1,163	590
Amortization of original issue discount recorded as interest expense	114	-
Stock compensation expense	2,826	3,677
Other non-cash items	-	(166)
Change in operating assets and liabilities:
Accounts receivable	13,071	(32,287)
Prepaid expenses	431	5,022
Other current assets	588	357
Other assets	(77)	186
Accounts payable	(2,115)	4,769
Accrued liabilities	(8,179)	2,578
Royalties payable	(11,849)	21,045
Net cash provided by operating activities	77,103	213,989
Cash flows from investing activities
Acquisition of oil and gas properties	(3,844)	(29,503)
Purchases of oil and gas assets	(76,167)	(119,594)
Disposals of oil and gas properties and assets	16,146	27
Decrease in restricted cash	1,421	-
Net cash used in investing activities	(62,444)	(149,070)
Cash flows from financing activities
Borrowings on revolving credit facility	28,400	-
Payments on revolving credit facility	(30,000)	-
Deferred loan fees	(5,824)	-
Proceeds from stock options exercised	-	2,898
Purchases of treasury stock	(570)	(265)
Net cash (used in) provided by financing activities	(7,994)	2,633

Net increase in cash	6,665	67,552
Cash and cash equivalents, beginning of period	42,855	3,216
Cash and cash equivalents, end of period	$49,520	$70,768

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$1,458	$19,450